                                 LICENSE AGREEMENT

This Agreement, effective as of February 27, 1997 (the "Effective Date"), is by and between CURE, LLC (hereinafter "CURE"), a corporation organized and existing under the laws of the State of Maryland and having a place of business at 1300 Atwood Road, Silver Spring, Maryland 20906 and AXONYX Inc. (hereinafter "LICENSEE"), a corporation organized and existing under the laws of the State of Delaware having its principal office at: 358 East 69th Street, New York, N.Y. 10021.

                                      RECITALS

       WHEREAS, CURE has entered into a "PHS PATENT LICENSE AGREEMENT-EXCLUSIVE"( the "PHS Agreement") dated January 31, 1997 with the Public Health Service ("PHS") for the licensing of rights in intellectual property contained in certain United States and foreign patents listed in Appendix I Patents and Patent Applications, including all U.S. and foreign rights derived from such patents (collectively the "Patents").

       WHEREAS, pursuant to the PHS Agreement CURE has exclusive worldwide licensing rights to the intellectual property contained in the Patents and is empowered to enter into sub-licensing agreements covering all or part of the Patents;

       WHEREAS, LICENSEE desires to acquire commercialization rights to certain of the inventions contained in the Patents in order to develop processes, methods, and marketable products for public use and benefit;

       WHEREAS, subject to the terms and conditions hereinafter set forth, CURE is willing to grant to LICENSEE and LICENSEE is willing to accept from CURE a sub-license (as hereinafter defined) covering the Patents;

       NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.     DEFINITIONS.

       (a) "Calendar Year" shall mean a consecutive period of twelve calendar months commencing on the first day of January of any year.

       (b) "Licensed Fields of Use" shall mean all fields of use covered under the PHS Agreement.

       (c) "License" shall mean the exclusive worldwide license to practice the Licensed Patent Rights (as hereinafter defined) for the development, manufacture, use and sale of Licensed Products or Licensed Processes (as hereinafter defined), to the same extent that CURE has such rights pursuant to the PHS Agreement.

       (d) "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of LICENSEE or its sub-licensees, and from leasing, renting or otherwise making Licensed Products available to others without sale or disposition, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesale or cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by LICENSEE or sub-licensees, and on its payroll, or for the cost of collections.

       (e) "Licensed Patent Rights" shall mean the rights granted to CURE under the PHS Agreement.

       (f) "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

       (g) "Licensed Product(s)" means tangible materials which, in the course of manufacture, use, or sale would, in the absence of this Agreement, infringe one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

       (h)     "Licensed Territory" shall mean worldwide.

       (i) "Commercial Development Plan" means the written commercialization plan, as amended, that is part of the PHS Agreement and that is attached hereto as Appendix II, which forms an integral part of this Agreement.

2.     EFFECTIVE DATE:

       (a) This Agreement shall become effective upon the signing of this Agreement by both parties and the payment by LICENSEE to CURE of $ 15,000, of which sum $ 5000 shall be used to reimburse CURE forthe non-refundable license issue royalty, LICENSEE shall pay to CURE an additional $ 10,000 six (6) months after the Effective Date.

       (b) Upon this Agreement becoming effective, this Agreement shall remain in force and effect until it expires or is terminated in accordance with Section 12 hereof.

3.     PASS THROUGH OBLIGATIONS FROM PHS AGREEMENT

       LICENSEE agrees that the provisions of the PHS Agreement listed in Paragraph 4.02, and appended hereto as Appendix III, shall be binding upon LICENSEE as if it were a party to the PHS Agreement. These specific provisions from the PHS Agreement cover the following:
       Reserved Government Rights, Record Keeping, Performance of the Commercial Development Plan, Indemnification of PHS, and certain Termination and Modification of Rights provisions.

       In addition to the forgoing, if the PHS Agreement shall terminate pursuant to Section 13 thereof, then at LICENSEE's option, either: (a) this Agreement also shall terminate; or (b) LICENSEE shall become a direct licensee of PHS, subject to the approval of PHS and LICENSEE's acceptance of the additional provisions of the PHS Agreement.

4.     GRANT OF LICENSE.

       (a) By this Agreement CURE grants to LICENSEE an exclusive license to practice the Licensed Patent Rights in the Licensed Fields of Use within the Licensed Territory. The License granted to LICENSEE herein shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for the life of the Patents or the term of the PHS Agreement, whichever shall be shorter. At the expiration of the term of this Agreement, the LICENSEE shall be deemed to have a fully paid License, in perpetuity, in respect of the Licensed Patent Rights, and no further royalties shall accrue or be payable by the LICENSEE to CURE in respect thereof.

       (b) LICENSEE shall be entitled to grant sub-licenses under the License on terms and conditions not inconsistent with the terms and conditions of this Agreement (except that the fees paid for the sub-license may be different from those set forth in this Agreement) to qualified third parties for fair consideration and in an arms-length transaction. Such third parties shall be deemed qualified if: (a) they have a capitalization of over $100,000,000, and if they agree to be bound by all of the applicable material provisions of this Agreement including specifically the dictates of the Commercial Development Plan, or
               (b) if CURE approves of them in writing.

5.     PATENTS AND PATENT APPLICATIONS.

       LICENSEE agrees that all of the provisions of the PHS Agreement relating to patent filing, prosecution, and maintenance shall be binding upon LICENSEE as if it were a party to the PHS Agreement. Subject to those provisions:

       (a) At the initiative of LICENSEE or CURE, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Licensed Patent Rights

       (c) LICENSEE shall, during the period beginning 36 months after the Effective Date of this Agreement pay, or cause to be paid to CURE such sums as CURE shall be required to pay to PHS in connection with the applications and maintenance of the Patents. Any sums that LICENSEE shall be obligated to pay to CURE hereunder shall be paid on the same schedule and terms as the payments that CURE must make to PHS.

       (d) CURE and LICENSEE shall assist, and cause their respective employees and consultants to assist each other, in assembling inventorship information and data for the filing and prosecution of patent applications on inventions pertaining to the Licensed Patent Rights.

6.     PAYMENTS FOR LICENSE.

       In consideration for the grant and during the term of the License, LICENSEE shall pay to CURE:

       (a)     MILESTONE PAYMENTS:

               So that CURE may satisfy its obligations under the PHS Agreement, LICENSEE will make, or cause to be made certain one time payments to CURE as set forth below within thirty (30) days of the achievement of the following technical milestones:

       Milestone                                                   Payments
       ---------                                                   --------
       On LICENSEE's or its sub-licensee's submission
       to the U.S. Food and Drug Administration (FDA)
       of the first New Drug Application (NDA) to the
       Licensed Products in the Licensed Fields of Use,
       or of the corresponding filing in a foreign equivalent
       of the FDA, whichever occurs first:                         $100,000

       Upon the first FDA approval of any NDA submitted
       to the FDA by LICENSEE or its sub-licensee:                 $300,000

       On the first approval by a foreign counterpart of
       the FDA of that country's equivalent of the NDA
       submitted by the LICENSEE or its sub-licensee
       for the licensed Products in the licensed Field of Use:     $200,000


       In the event that NDA approval is obtained within six (6) years of the effective date of the PHS Agreement, the milestone payments on the above schedule will be reduced to $200,000 for the first NDA approval by the FDA and $150,000 for the first approval by a foreign counterpart of the FDA of that country's equivalent of the NDA.

       (b)     ROYALTY PAYMENTS:

               (i)    SCHEDULE.

                      LICENSEE shall pay to CURE royalties according to the
               following schedule:

                      With respect to the first $25 million in annual total Net Sales CURE shall receive a royalty of 3%.

                      With respect to that portion of the total annual Net Sales amount that shall exceed $25 million and be less than or equal to $50 million CURE shall receive a royalty of 2.5%.

                      With respect to that portion of the total annual Net Sales amount that shall exceed $50 million and be less than or equal to $100 million CURE shall receive a royalty of 2%.

                      With respect to that portion of the total annual Net
                      Sales amount   shall exceed $100 million CURE shall
                      receive a royalty of 1%.

               (ii)   SUB-LICENSING ROYALTY.

                      In the event that LICENSEE sub-licences the Licensed Products and/or Licensed Processes, CURE shall receive as royalties the larger of either the amount set forth on the above schedule or 25% of the royalty income received by LICENSEE pursuant to such sub-license for the first two years after the first commercial sale in the United States, Japan, the U.K., Germany, France, Belgium, or Canada. Subsequent to that initial two-year period CURE shall receive as royalties the smaller of either the amount set forth on the above schedule or 25% of the royalty income received by LICENSEE pursuant to such sub-license, but not less than 1% of the total annual Net Sales amount. Should LICENSEE receive any lump sum or non-royalty based payments pursuant to any sub-license agreement for the Licensed Products and/or Licensed Processes other than the above pass-through milestone payments and any training or research and development fees earned by LICENSEE, LICENSEE shall pay, or cause to be paid to CURE 33% of any such payment.

       (c)     MID-YEAR REPORT.

                      For the purpose of computing the royalties due to CURE hereunder, the year shall be divided into two parts ending on June 30 and December 31. Not later than forty-five (45) days after each December and June in each Calendar Year or part thereof during the term of the License, LICENSEE shall submit to CURE a full and detailed report of royalties and payments due to CURE under the terms of this Agreement for the preceding half year (hereinafter "the Half-Year Report"), setting forth the Net Sales of each of LICENSEE, and each sub-licensee of LICENSEE and/or lump sum payments and all other payments or consideration from sub-licensees upon which such royalties are computed and including at least the information in LICENSEE's possession that is necessary to permit CURE to submit the reports required by the PHS Agreement, including without limitation:

                      (i) the quantity of Licensed Products and Licensed Processes used, sold, transferred or otherwise disposed of on a country-by-country basis;

                      (ii) the selling price of each Licensed Product and Licensed Process;

                      (iii) the deductions permitted under subsection 1 (d) hereof used to compute Net Sales; and the royalty computations and payment.

                      If no royalties or other payments are due a statement shall be sent to CURE stating such fact. Payment of the full amount of any royalties or other payments due to CURE for the preceding half year shall accompany each Mid-Year Report. LICENSEE shall maintain for a period of at least five (5) years after the calendar year to which the information pertains, full, accurate and compete books and records consistent with sound business and accounting practices and in such form and detail as to enable the determination of the amounts due to CURE from LICENSEE pursuant to the terms of this Agreement.

       (d)     ANNUAL REPORT.

                      Within forty-five (45) days after the end of each Calendar Year or part thereof commencing on the date of first commercial sale, LICENSEE shall furnish CURE with a report (hereinafter the "Annual Report"), certified by an independent certified public accountant, relating to the royalties and other payments due to CURE pursuant to this Agreement in respect of the Calendar Year covered by such Annual Report and containing the same details as those specified in Section 6(c) above in respect of the Half-Year Report including at least the information in LICENSEE's possession that is necessary to permit CURE to submit the reports required by the PHS Agreement.

       (e)     INSPECTION OF BOOKS.

                      On reasonable notice and during regular business hours, CURE or its authorized representative shall each have the right to inspect the books of accounts, records and other relevant documentation of LICENSEE, or any of LICENSEE's sub-licensees to the extant these are made available to LICENSEE, insofar as they relate to the production, marketing and sale of the Licensed Products, in order to ascertain or verify the amount of royalties and other payments due to CURE hereunder, and the accuracy of the information provided to CURE in the aforementioned reports.

       (f)     MINIMUM ANNUAL PAYMENTS.

                      So that CURE may satisfy its obligations under the PHS Agreement, beginning three years after the effective date of the PHS Agreement and continuing annually thereafter until this Agreement shall terminate or expire, LICENSEE agrees that LICENSEE shall pay to CURE a non-refundable minimum annual payment of ten thousand dollars ($10,000) for each Calendar Year, pro-rated for any fraction thereof, until the First Commercial Sale (as defined in the PHS Agreement) shall have occurred, and thereafter LICENSEE shall pay to CURE a non-refundable minimum annual payment of twenty-five thousand dollars ($25,000) for each Calendar Year, pro-rated for any fraction thereof. The amount of any royalties on Net Sales that LICENSEE shall have paid to CURE during such Calendar Year shall be credited against such minimum annual payment amount due to CURE hereunder. If LICENSEE shall fail to make such payment when due CURE shall have the right solely at its election, upon written notice to LICENSEE, to either terminate this .Agreement for cause or to declare the License granted herein to LICENSEE to be non-exclusive.

       (g)     Miscellaneous.

                      LICENSEE shall cause each of its sub-licensees to effect sales of Licensed Products or Licensed Processes to third parties on commercially reasonable, arm's length terms.

7.     METHOD OF PAYMENT.

       All royalties and other payments due to CURE hereunder shall be paid to CURE in United States dollars. Any royalties on transactions in a foreign currency shall be converted into United States dollars based on the New York foreign exchange rate quoted in the WALL STREET JOURNAL on the day that the payment is due, unless LICENSEE's ability to convert such funds into United States dollars is not lawful or possible, in which case the CURE may elect to be paid in the local currency or in United States dollars in an amount to be calculated upon conversion.

8.     SCIENTIFIC ADVISORY BOARD.

       LICENSEE shall form and maintain form a Scientific Advisory Board ("SAB") to supervise the progress of the Commercial Development Plan. The SAB shall be composed of members appointed by the LICENSEE and shall include Dr. Timothy Soncrant of CURE.

9.     DEVELOPMENT AND COMMERCIALIZATION.

       (a) LICENSEE undertakes to use reasonable diligence to carry out the Commercial Development Plan including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Commercial Development Plan and within all timetables set forth therein. LICENSEE further undertakes to exercise due diligence and to employ its reasonable diligence to obtain or to cause its sub-licensees to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which LICENSEE or its sub-licensees intend to produce, use, and/or sell Licensed Products.

       (b) Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in subsection (a) above shall be carried out in accordance with U.S. FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, LICENSEE shall carry out such tests, trials, studies and other activities in accordance with U.S. FDA Good Laboratory Practices or in a manner acceptable to the relevant foreign health authorities. Furthermore, the Licensed Products shall be produced in accordance with U.S. FDA Good Manufacturing Practice ("GMP") procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

       (c) LICENSEE undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the

               Commercial Development Plan and to continue diligently thereafter to commercialize the Licensed Products and/or Licensed Processes.

       (d) LICENSEE shall provide CURE with written reports on all activities and actions undertaken by LICENSEE to develop and commercialize the Licensed Products; such reports (the Half-Year Commercialization Reports) shall be made within forty-five (45) days after each six (6) months of the duration of this Agreement, commencing six months after the Effective Date.

       (e) If LICENSEE shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless CURE and LICENSEE have mutually agreed to amend the Commercial Development Plan, or because of unforeseen circumstances, including manufacturing delays out of LICENSEE's control, CURE shall notify LICENSEE in writing of LICENSEE's failure to commercialize and shall allow LICENSEE a reasonable period of time thereafter to cure its failure to commercialize. LICENSEE's failure to cure such delay to CURE's reasonable satisfaction within such reasonable period of time shall be a material breach of this Agreement.

10.    REVERSIONARY RIGHTS

       In the event that LICENSEE fails either to: (a) commence Phase I testing within three (3) months after the date of approval of an IND,
       (b) Phase II testing within nine (9) months of the date of such approval, (c) Phase III testing within twenty-seven (27) months of the date of such approval, or (d) submit an NDA for approval in the United States, Japan, the U.K., Germany, France, Belgium, or Canada within five
       (5) years of the date of the IND approval, then CURE may make a written demand that LICENSEE begin such phase of testing or submit such NDA for approval, it being understood, however that if the delay in commencing such phase of testing or obtaining such approval is a result of difficulties in recruiting clinical research subjects for Phase III clinical trials, or the result of other similar technical or logistical difficulties with respect to factors outside of LICENSEE's or its sub-licensee's control, then CURE shall refrain from making the aforementioned written demand so long as, in CURE's reasonable judgment, LICENSEE and/or its sub-licensee is acting in good faith and using its best efforts to recruit such clinical research subjects, or to address such other difficulties. If LICENSEE has not commenced such testing or submitted such NDA application within sixty (60) days after receiving such demand, and if CURE has not withdrawn its demand, then all rights to the Patents transferred by this Agreement shall revert to CURE at CURE's option, as provided below, unless either (i) such delay is necessitated by the U.S. FDA or other regulatory agencies and LICENSEE is working diligently to end such delay, or (ii) LICENSEE pays to CURE, commencing on the sixty-first (61st) day following LICENSEE's receipt of CURE's notice and continuing monthly thereafter as provided herein, the sum of: (w) ten thousand dollars ($10,000) per month for up to a maximum of three (3) months, and twenty-five thousand dollars ($25,000) per month for up to three (3) months thereafter, for delays in commencing Phase I testing, (x) fifteen thousand dollars ($15,000) per month for up to a maximum of three (3) months, and thirty thousand dollars
       ($30,000) per month for up to three (3) months thereafter, for delays in commencing Phase II testing, (y) twenty-five thousand dollars ($25,000) per month for up to a maximum of three (3) months, and fifty thousand dollars ($50,000) per month for up to three (3) months thereafter, for delays in commencing Phase III testing, or (z) fifty thousand dollars ($50,000) per month for up to a maximum of three (3) months, and one hundred thousand ($100,000) per month for each additional month of delay until such NDA application has been submitted. If LICENSEE shall fail to pay to CURE the sums set forth above when due, or in any event if any of the above delays shall continue for more than six months, then all rights to the Patents transferred by this Agreement may, at CURE's election, revert to CURE, in which case this Agreement shall terminate and LICENSEE shall immediately send to CURE exclusively any and all scientific reports and research developed to that point pursuant to this Agreement.

11.    INFRINGEMENT OF PATENTS.

       (a) In the event a party to this Agreement acquires information that a third party is infringing one or more of the Licensed Patent Rights the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

       (b) In the event of an infringement of the Licensed Patent Rights, LICENSEE (1) may bring suit in its own name, at its own expense, and on its own behalf for such infringement; (2) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (3) settle any claim or suit for infringement of the Licensed Patent Rights, subject in each case to the rights of CURE, PHS and appropriate Government authorities under provisions of the PHS Agreement. Should LICENSEE elect to bring suit against an infringer and CURE is joined as a party plaintiff in any such suit, CURE shall have the right to approve the counsel selected by LICENSEE to represent LICENSEE and CURE. LICENSEE shall not compromise or settle such litigation without the prior written consent of CURE, which consent shall not be unreasonably withheld.

       (c) Fifty percent of expenses incurred by LICENSEE under this Section 11 (c) including costs, fees, attorney fees, and disbursements, may be credited against the royalties payable to CURE under this Agreement in the country in which the suit was filed. In the event that fifty percent (50%) of such expenses exceed the amount of royalties payable by LICENSEE in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any calendar year to less than the minimum annual royalty. Any recovery made by

               LICENSEE, through court judgment or settlement, first shall be applied to reimburse CURE for royalties withheld as a credit against litigation expenses and then to reimburse LICENSEE for its litigation expense. Any remaining recoveries shall be shared equally by LICENSEE and CURE.

       (d) If LICENSEE does not bring suit against said infringer pursuant to Section 11(c) herein, or has not commenced negotiations with said infringer for discontinuance of said infringement, within ninety (90) days after LICENSEE becomes aware of such infringement, CURE or PHS shall have the right, but shall not be obligated, to bring suit for such infringement. Should CURE elect to bring suit against an infringer and LICENSEE is joined as a party plaintiff in any such suit, LICENSEE shall have the right to approve the counsel selected by CURE to represent CURE and LICENSEE, and CURE shall hold LICENSEE free, clear and harmless from and against any and all costs and expenses of such litigation, including attorneys' fees. If LICENSEE has commenced negotiations with an alleged infringer of the Licensed Patent Rights for discontinuance of such infringement within such 90-day period, LICENSEE shall have an additional ninety (90) days from the termination of such initial 90-day period to conclude its negotiations before CURE may bring suit for such infringement.
               In the event CURE brings suit for infringement of the Licensed Patent Rights, CURE shall have the right to first reimburse itself out of any sums recovered in such suit or settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys' fees necessarily involved in the prosecution of such suit, and if after such reimbursement, any funds shall remain from said recovery, CURE shall promptly pay to LICENSEE an amount equal to fifty percent (50%) of such remainder and CURE shall be entitled to receive and retain the balance of the remainder of such recovery.

       (e) Each party shall always have the right to be represented by counsel of its own selection in any suit for infringement of the Licensed Patent Rights instituted by the other party to this Agreement under the terms hereof. The expense of such counsel shall be borne by the party initiating such infringement suit.

       (f) LICENSEE agrees to cooperate fully with CURE at the request of CURE, including, by giving testimony and producing documents lawfully requested in the prosecution of any suit by CURE for infringement of the CURE Licensed Patent Rights; provided, CURE shall pay all reasonable expenses (including attorneys' fees) incurred by LICENSEE in connection with such cooperation. CURE shall cooperate with LICENSEE at the request of LICENSEE, including by giving testimony and producing documents lawfully requested, in the prosecution of any suit by LICENSEE for infringement of the Licensed Patent Rights; provided that LICENSEE shall pay all reasonable expenses (including attorneys' fees) incurred by CURE in connection with such cooperation.

12.            TERMINATION.

       (a) Unless earlier terminated pursuant to Section 9-10 hereof, this Agreement shall expire upon the expiration of the last to expire of the Patents.

       (b) LICENSEE shall have a unilateral right to terminate this Agreement and/or any licenses in any country by giving CURE sixty
               (60) days notice to that effect, and LICENSEE shall immediately send to CURE exclusively any and all scientific reports and research developed to that point pursuant to this Agreement. Nothing in this paragraph shall limit CURE's right to any payment owed to it by LICENSEE pursuant Section 10 hereof.

       (c) At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination of this Agreement shall be deemed to exist if a party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within ninety (90) days after the giving of notice specifying such breach or default, or if either party discontinues its business or becomes insolvent or bankrupt.

       (d) Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of two percent (2%) per annum in excess of the prime rate prevailing at Citibank, N.A., in New York, or the maximum rate then permitted by law if less, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

       (e) Upon termination of this Agreement for any reason and prior to expiration of the Patents as set forth in Section 12 (a) hereof, all rights in and to the Licensed Patent Rights transferred to LICENSEE pursuant to this Agreement shall revert to CURE, and LICENSEE shall not be entitled to make any further use whatsoever of the Licensed Patent Rights.

       (f) Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

       (g) Section 16 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

13.    REPRESENTATIONS AND WARRANTIES BY LICENSEE.

               LICENSEE hereby represents and warrants to CURE as follows:

       (1) LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LICENSEE has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of LICENSEE.

       (2) There is no pending or, to LICENSEE's knowledge, threatened litigation involving LICENSEE which would have any effect on this Agreement or on LICENSEE's ability to perform its obligations hereunder; and

       (3) There is no indenture, contract, or agreement to which LICENSEE is a party or by which LICENSEE is bound which prohibits or would prohibit the execution and delivery by LICENSEE of this Agreement or the performance or observance by LICENSEE of any term or condition of this Agreement.

14.    REPRESENTATIONS AND WARRANTIES BY CURE.

       CURE hereby represents and warrants to LICENSEE as follows:

       (1) CURE is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. CURE has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Managing Director of CURE.

       (2) There is no pending or, to CURE's knowledge, threatened litigation involving CURE which would have any effect on this Agreement or on CURE's ability to perform its obligations hereunder; and

       (3) There is no indenture, contract, or agreement to which CURE is a party or by which CURE is bound which prohibits or would prohibit the execution and delivery by CURE of this Agreement or the performance or observance by CURE of any term or condition of this Agreement.

15.    NO ASSIGNMENT.

       Neither LICENSEE nor CURE shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment.

16.    INDEMNIFICATION.

       (a) LICENSEE agrees that the Indemnification provision from the PHS Agreement appended hereto in Appendix III shall be binding upon LICENSEE as if LICENSEE were a party to that contract, and LICENSEE hereby agrees to indemnify CURE to the fullest extent that CURE shall be obligated to indemnify PHS thereunder for liabilities other than those resulting from CURE's own acts or omissions.

       (b) Each party shall indemnify the other against any and all third party claims, suits, actions or threats of action, liabilities, settlement amounts, expenses or costs of any kind, including but not limited to attorney's fees and costs which result from or arise out of intentional or negligent actions or omissions, misconduct or wrongdoing by the indemnifying party in its performance under this Agreement.

       (c) Upon receiving notice of any claim or suit, any indemnitee shall immediately notify the indemnifying party and shall allow the indemnifying party and/or its insurer the opportunity to assume direction and control of the defense of such claim, including without limitation the settlement thereof at the sole option of the indemnifying party or its insurer, the conduct of any negotiations, dispute resolution or litigation of any such claim or suit; and the indemnifying party shall inform the indemnitee of the progress of the claim or suit at such time and in such manner as is reasonable under the circumstances. Notwithstanding anything to the contrary herein, the LICENSEE, if it is the indemnified party, shall at all times have the right to assume the loss and expense of any litigation relating to the Licensed Product and thereby control the contest and defense thereof.

17.    MISCELLANEOUS.

       (a) In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations.

       (b) If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

       (c) This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects by federal law as applied in the Southern District of New York.

       (d) Any dispute arising under this Agreement shall be resolved through binding arbitration under the auspices of the American Arbitration Association in New York State under federal law as applied in the Southern District of New York.

       (e) All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

To LICENSEE:

                      AXONYX Inc.

       Attention:     Dr. Marvin Hausman,
                      Chairman
                      110 Second St.
                      P.O. Box 910
                      Stevenson WA, 98648

       with a copy to:

                      Michael M. Strage Esq.
                      358 East 69th Street
                      New York N.Y. 10021

To CURE:

                      CURE, LLC
                      1300 Atwood Road
                      Silver Spring, Maryland 20906

       Attention:     Dr. Timothy Soncrant

       with a copy to:

                      Edwin M. Martin Jr., Esq.
                      Piper & Marbury L.L.P.
                      1200 19th Street, N.W.
                      Washington D.C. 20036

       or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

       (f) This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between LICENSEE and CURE.

       (g) No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

       (h) The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be heard to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

       (i) It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

AXONYX Inc.                             CURE, LLC

By: Dr. Marvin Hausman                  By: Dr. Timothy Soncrant


/s/ Marvin S. Hausman, M.D.             /s/ Timothy Soncrant
---------------------------             ---------------------------

Title: Chairman                         Title: President

Date:  2-27-97                          Date:  3/14/97
       --------------------                    --------------------